EXHIBIT 10.50

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
P R E A M B L E
This Amended and Restated Employment Agreement defines the essential terms and conditions of our employment relationship with you. The subjects covered in the Agreement are vitally important to you and to the Company. Thus, you should read the document carefully and ask any questions before signing the Agreement.
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of November 16, 2018 between Hill-Rom Holdings, Inc., an Indiana corporation (the “Company”), and Paul Johnson (“Executive”), and supersedes and replaces in its entirety that certain employment agreement entered into between the Company and Executive, dated May 2, 2016, as amended April 24, 2018 by that certain First Amendment thereto, the “Prior Employment Agreement”).
W I T N E S S E T H:
WHEREAS, the Company and its affiliated entities are engaged in the healthcare industry throughout the United States and abroad including, but not limited to, the design, manufacture, sale, service and rental of hospital beds and stretchers, hospital furniture, medical‑related architectural products, specialty sleep surfaces (including therapeutic surfaces), air clearing devices, biomedical and asset management services, as well as other medical-related accessories, devices, products and services;
WHEREAS, the Company is willing to continue to employ Executive in an executive or managerial position and Executive desires to continue to be employed by the Company in such capacity based upon the terms and conditions set forth in this Agreement;
WHEREAS, in the course of the continued employment contemplated under this Agreement, Executive has acquired, and it will be necessary for Executive to continue to acquire and maintain knowledge of certain trade secrets and other confidential and proprietary information regarding the Company as well as any of its parent, subsidiary and/or affiliated entities (hereinafter jointly referred to as the “Companies”); and
WHEREAS, the Company and Executive (collectively referred to as the “Parties”) acknowledge and agree that the execution of this Agreement, as amended and restated, is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company.
NOW THEREFORE, in consideration of Executive’s employment, the Company’s willingness to disclose certain confidential and proprietary information to Executive and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Employment.

(a)
Continuing on the date hereof and ending as provided in Paragraph 9 herein, the Executive agrees to continue to serve as Senior Vice President, President Patient Support Systems for the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). Executive agrees to perform all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed as Senior Vice President, President Patient Support Systems of the Company. Executive also agrees to perform any and all additional duties or responsibilities consistent with such position as may be assigned by the Board of Directors of the Company (the “Board”) or the CEO in its or his or her sole discretion.

(b)
The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue be so employed, for a term of one (1) year (the “Initial Term”) commencing as of the date hereof. On the first anniversary of the date hereof and, after the Initial Term, on such first anniversary and each annual anniversary of such date thereafter, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least one hundred and eighty (180) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 9 hereof. The period of time between the date hereof and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

2.
Efforts and Duty of Loyalty. During the Employment Term, Executive covenants and agrees to exercise reasonable efforts to perform all assigned duties in a diligent and professional manner and in the best interest of the Company. Executive agrees to devote Executive’s full working time, attention, talents, skills and efforts to further the Company’s business interests. Executive agrees not to engage in any outside business activity, whether or not pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company. Executive shall act at all times in accordance with the Company’s code of ethical business conduct, and all other applicable policies which may exist or be adopted by the Company from time to time. The Executive may serve on other boards of directors as long as such service shall not interfere with the proper performance of Executive’s duties and obligations hereunder consistent with the Company’s Corporate Governance Standards for Board of Directors and applicable laws, with the prior consent of the Company.

3.
At-Will Employment. Subject to the terms and conditions of the severance opportunity set forth below, Executive specifically acknowledges and accepts such employment on an “at-will” basis and agrees that both Executive and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon notice as required by this Agreement.

4.
Compensation. For all services rendered by Executive on behalf of, or at the request of, the Company, in Executive’s capacity as Senior Vice President, President Patient Support Systems of the Company, Executive shall be compensated as follows during the Employment Term.

(a)
Base Salary. For the services performed by Executive under this Agreement, the Company shall pay Executive a base salary of Four Hundred Eighty-Four Thousand Dollars ($484,000) per year (“Base Salary”). The Base Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequently than monthly, and prorated for any partial year of service during the Employment Term. Executive’s Base Salary shall be reviewed at least annually.

(b)
Bonus. The Executive shall participate in any short-term incentive compensation program as may be in effect from time to time, as determined solely at the discretion of the Board, or any other bonus program as the Company may establish from time to time in its sole discretion. For each fiscal year, the annual performance bonus target will be not less than 70% of Base Salary earned during such fiscal year (the “Target Bonus”). The Target Bonus will be based upon the performance measures and objectives established by the Board from time to time, but ultimately subject to the Compensation and Management Development Committee’s (“Committee”) discretion. The minimum annual performance bonus will be 0% of the Target Bonus and the maximum annual performance bonus will be 200% of the Target Bonus. Any bonus earned shall be paid no later than March 15th of the calendar year following the calendar year in which the applicable fiscal year ended, subject to the Executive remaining continuously employed with the Company through the date that such bonus is paid, except as otherwise expressly provided hereunder.

(c)
Equity Awards. The Executive shall be eligible to receive equity and other long-term incentive awards under the equity-based incentive compensation plans adopted by the Company during the Employment Term for which employees are generally eligible. The level of the Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Committee from time to time.

(d)
Other Benefits. During the Employment Term, Executive will be entitled to participate in and receive such additional benefits and perquisites, including retirement and health and welfare benefits (such as participation in the supplemental executive retirement plan (the “SERP”), supplemental long-term disability insurance coverage, a Company-paid Executive physical examination, reimbursement for a portion of tax preparation and estate and financial planning services and flexible paid time off in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, including, but not limited to, forty (40) hours of sick leave), in each case, as are available to other senior executives of the Company and as the Board may deem appropriate and as pre-approved by the Committee. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

5.
Changes to Compensation. Notwithstanding anything contained herein to the contrary, Executive acknowledges that the Company specifically reserves the right to make changes to Executive’s compensation in its sole discretion including, but not limited to, modifying or eliminating a compensation component. The Parties agree that such changes shall be deemed effective immediately and an approved modification of this Agreement unless, within thirty (30) days after receiving notice of such change, Executive exercises Executive’s right to terminate this Agreement Without Cause or for Good Reason, as provided and defined below in Paragraph 9, as may be applicable.

6.
Direct Deposit. Within thirty (30) days of the date hereof, Executive agrees to make all necessary arrangements to have all sums paid pursuant to this Agreement direct deposited into one or more bank accounts as designated by Executive.

7.
Predecessor Employers. Except as otherwise disclosed in writing to the Committee of the Board prior to the date hereof Executive warrants that Executive is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting Executive’s ability to secure employment with any third party. Alternatively, should any such agreement exist, Executive warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement.

8.
Restricted Duties. Executive agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer(s) that otherwise has not been made public and further acknowledges that the Company has specifically instructed Executive not to disclose or use such confidential or proprietary information. Based on Executive’s understanding of the anticipated duties and responsibilities hereunder, Executive acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

9.	Termination. The Executive’s employment with the Company and the Employment Term shall end early upon the first to occur of any of the following events:

(a)	Death. In the event Executive dies during the Employment Term, this Agreement shall automatically terminate upon the date of death of the Executive.

(b)
Disability. In the event Executive suffers a Disability (as defined herein) during the term of employment, this Agreement shall automatically be terminated on the date of such Disability. For purposes of this Agreement, Executive shall be considered to have suffered a “Disability”: (i) upon a good faith determination by Company that, as a result of any mental or physical impairment, Executive is and will likely remain unable to perform the essential functions of Executive’s duties or responsibilities hereunder on a full-time basis for one hundred eighty (180) days, with or without reasonable accommodation, or (ii) Executive becomes eligible for or receives any benefits pursuant to the Company’s long-term disability policy. Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Family and Medical Leave Act of 1993 and the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the provision of leave to individuals with serious health conditions or the protection of individuals with disabilities as well as the Company’s obligation to provide reasonable accommodation thereunder.

(c)
Cause. Executive’s employment may be terminated by the Company at any time for Cause without notice or prior warning. For purposes of this Agreement, “Cause” shall mean the Company’s good faith determination that Executive has:

(i)
Acted with gross neglect or willful misconduct in the discharge of Executive’s duties and responsibilities, or refused to follow or comply with the lawful direction of the Board or the terms and conditions of this Agreement; provided, however, that such refusal is not based primarily on Executive’s good faith compliance with applicable legal or ethical standards.

(ii)
Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal, unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Board’s reasonable opinion, to cause the Company, its officers or its directors significant embarrassment or ridicule.

(iii)	Violated a material requirement of any Company policy or procedure, specifically including a violation of the Company’s code of ethics.

(iv)	Violated any provisions of the restrictive covenants listed in Paragraph 13.

(v)
Engaged in any act that, in the reasonable opinion of the Board, would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith for compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause.

(vi)	Breached the warranties of Executive set forth in Paragraph 7 herein.

(vii)	Engaged in such other conduct recognized at law as constituting cause.
Upon the occurrence or discovery of any event specified above, the Company shall have the right to terminate Executive’s employment, effective immediately, by providing notice thereof to Executive. Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Executive to cure any violations of sub-paragraphs (ii), (iv) or (vi) and, therefore, no opportunity for cure need be provided in those circumstances. Notwithstanding the foregoing, the Company may not terminate the Executive’s employment for Cause unless (A) a determination that cause exists is made and approved by a majority of the Board, (B) if the circumstance giving rise to the issue is one of the provisions enumerated above that are capable of being cured the Executive is given at least ten (10) days’ written notice of the Board meeting called to make such determination, and (C) the Executive is given the opportunity to address the Board at such meeting.

(d)
Without Cause. The Parties agree that either party may terminate this employment relationship at any time, “Without Cause”, upon sixty (60) days’ advance written notice or, if terminated by the Company, pay in lieu of notice (hereinafter referred to as “Notice Pay”). However, in no event shall Executive be entitled to Notice Pay if Executive is eligible for and accepts severance payments pursuant to the provisions of Paragraph 10(d) below. Notice pay shall be paid as if the Executive remained on payroll, subject to Paragraph 10(d) hereof.

(e)
Good Reason. Executive may terminate Executive’s employment and declare this Agreement to have been terminated for “Good Reason” upon the occurrence, without Executive’s consent, of any of the following circumstances:

(i)	the assignment to Executives of duties that are materially inconsistent with Executive’s position as Senior Vice President, President Patient Support Systems;

(ii)
the failure to elect or reelect Executive as Senior Vice President, President Patient Support Systems of the Company (unless such failure is related in any way to the Company’s decision to terminate Executive for Cause);

(iii)
a reduction by the Company in the amount of Executive’s Base Salary or the discontinuation or reduction by the Company of Executive’s participation at previously existing levels of eligibility in any incentive compensation, additional compensation or equity programs, benefits, policies or perquisites; provided, however, that the Company may make such changes and/or reductions without implicating the provisions of this subparagraph (iii) so long as Executive is treated in a manner that is commensurate with the treatment of other senior executives of the Company;

(iv)	a failure by the Company to perform its obligations under this Employment Agreement; and

(v)	the relocation of the Company’s principal executive offices or Executive’s place of work to a location requiring a change of more than fifty (50) miles in Executive’s daily commute.
Notwithstanding the foregoing, no termination of employment by Executive shall constitute a termination for Good Reason unless (A) Executive gives the Company written notice of the existence of an event described in each of subparagraphs (i) through (v) above within ninety (90) days following the occurrence of such event, (B) the Company does not remedy such event described in each of subparagraphs (i) through (v) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within sixty (60) days of the end of the cure period specified in clause (B), above.

(f)	Voluntary Termination. Executive may voluntarily, and without Good Reason, terminate Executive’s employment for any reason.

(g)
Expiration of Employment Term; Non-Extension of Agreement. This Agreement may be terminated upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive.

10.	Consequences of Termination.

(a)
Death. In the event that Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due hereunder to be paid in accordance with the Company’s past practice and applicable law):

(i)	immediate vesting in the SERP, which shall be paid in accordance with the award agreements, benefits plans, past practice and applicable law (the “SERP Benefit”);

(ii)	any Base Salary, earned but unpaid through the date of termination; and

(iii)
all other deferred compensation, payments, accrued benefits of employment or fringe benefits to which the Executive may be entitled pursuant to the express terms of (A) any applicable compensation arrangement, (B) any applicable benefit, equity or fringe benefit plan, program or grant or (C) this Agreement (collectively, Paragraphs 10(a)(ii) and ý10(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)
Disability. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide to the Executive the Accrued Benefits and the SERP Benefit.

(c)
Termination for Cause; Voluntary Termination; Non-Extension of Employment Term. If the Executive’s employment is terminated (i) by the Company for Cause, (ii) by the Executive voluntarily and without Good Reason, or (iii) as a result of the non-extension of the Employment Term by either party as provided in Paragraph 9, the Company shall pay or provide to the Executive the Accrued Benefits.

(d)
Termination Without Cause or for Good Reason. In the event Executive’s employment is terminated by the Company Without Cause or by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, (subject to the provisions of Paragraph 26):

(i)	the Accrued Benefits;

(ii)	the SERP Benefit;

(iii)
one (1) times the sum of (A) Executive’s Base Salary for a period of twelve (12) months plus (B) the Executive’s Target Bonus for the year in which the Executive’s employment is terminated. Except as required by Code Section 409A (as defined below), this total amount shall be paid in accordance with the Company’s standard payroll practices (e.g. bi-weekly) over the twelve (12) month period following Executive’s termination, except no payment shall be made until after the Release (as defined below) becomes effective and the first payment thereafter shall include any missed payment. Notwithstanding the foregoing, if any execution and revocation period overlap two calendar years, the first payment will be paid in the second (2nd) calendar year and shall include any missed payment;

(iv)
If Executive elects continuation coverage under the Company’s medical plan pursuant to Part 6 of Subtitle B of title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall reimburse Executive, on a monthly basis, for a portion of Executive’s COBRA payments (provided such reimbursement does not result in any taxes or penalties for the Company) in an amount equal to the difference between (A) the amount the Company paid as a monthly premium for Executive’s participation in such plan immediately prior to Executive’s termination Without Cause or termination for Good Reason and (B) the amount Executive was required to pay as a monthly premium for participation in such plan immediately prior to such termination, until the earlier of (x) the end of the twelve (12) month period beginning on the effective date of termination of the Executive’s employment hereunder, or (y) such time as the Executive is eligible to be covered by comparable benefits of a subsequent employer. The Executive agrees to notify the Company promptly if and when Executive begins employment with another employer and if and when Executive becomes eligible to participate in any health or welfare plans of another employer; and

(v)
a lump sum payment in cash equal to the portion of the Target Bonus which would have been payable to the Executive for the fiscal year in which the termination occurred, based on the actual performance level during such fiscal year, but with such amount further prorated based on the number of days that elapsed between the start of such fiscal and the date of such termination of Executive’s employment. This pro-rated bonus (if any) will be paid at such time as the bonus would have been paid had Executive remained employed with the Company through the end of the applicable bonus period.

Payments and benefits provided pursuant to this Paragraph 10(d) shall be paid in lieu of, and not in addition to, any other contractual, notice or statutory pay or other accrued compensation obligation (excluding accrued wages and deferred compensation).

11.
Release. Any payments made pursuant to Paragraph 10(d) are contingent upon Executive materially complying with the restrictive covenants contained herein and executing a separation and release agreement in a form not substantially different from the form attached as Exhibit A (the “Release”). Further, the Company’s obligation to provide payments pursuant to Paragraph 10(d) shall be deemed null and void should Executive fail or refuse to execute and deliver to the Company the Company’s then standard Release (without modification) within any time period as may be prescribed by law or, in absence thereof, twenty-one (21) days after the Executive’s Effective Termination Date (as defined in the Release).

12.
Reaffirmation. Upon termination of Executive’s employment for any reason, Executive agrees, if requested to reaffirm in writing Executive’s post-employment obligation as set forth in this Agreement, that Executive will make such reaffirmation.

13.	Restrictive Covenants. The capitalized terms used, but not defined herein in Paragraphs 13(a) through 13(i), will have the meanings given to such terms in Paragraph 13(j).

(a)	Assignment of Rights.

(i)
Copyrights. Executive agrees that all works of authorship fixed in any tangible medium of expression by Executive during the term of this Agreement relating to the Company’s business (“Works”), either solely or jointly with others, shall be and remain exclusively the property of the Company. Each such Work created by Executive is a “work made for hire” under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Executive is excluded from the definition of a “work made for hire” under the copyright law, then Executive does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company. Executive will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein. Executive will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on Works created by Executive to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(ii)
Inventions. Executive agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Executive conceives or makes during the term of this Agreement relating to the Company’s business, shall become and remain the exclusive property of the Company, whether patentable or not, and Executive will, without royalty or any other consideration:

(A)	Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

(B)	Assign to the Company all of Executive’s rights, title, and interests in and to such Inventions, any applications for United States and foreign letters patent, any United States and foreign letters patent, and any renewals thereof granted upon such Inventions;

(C)	Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign letters patent for such Inventions as the Company may elect; and

(D)
Execute, acknowledge, and deliver to the Company at the Company’s expense such written documents and instruments, and do such other acts, such as giving testimony in support of Executive’s inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign letters patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

(b)
Return of Company Property. All records, files, drawings, documents, data in whatever form, business equipment (including computers, cell phones, etc.), and the like relating to, or provided by, the Company shall be and remain the sole property of the Company. Upon termination of employment, Executive shall immediately return to the Company all such items without retention of any copies and without additional request by the Company. De minimis items such as pay stubs, 401(k) plan summaries, employee bulletins, and the like are excluded from this requirement. Executive may retain Executive’s address books to the extent they only contain contact information.

(c)
Confidential Information. Executive acknowledges that the Companies possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense. Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies’ products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know‑how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business(es) (collectively referred to herein as “Confidential Information”). Executive further acknowledges that, as a result of Executive’s employment with the Company, Executive will have access to, will become acquainted with, and/or may help develop, such Confidential Information. Confidential Information shall not include information readily available in the public so long as such information was not made available through fault of Executive or wrong doing by any other individual.

(d)
Restricted Use of Confidential Information. Executive agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and/or its affiliated entities. Except as may be expressly authorized by the Company in writing, or other than in the course of the Executive’s employment and for the benefit of the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law). Further, Executive agrees to use such Confidential Information only in the course of Executive’s duties in furtherance of the Company’s business and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process, or is requested by subpoena, court order or a governmental, regulatory or self-regulatory body with the apparent authority to disclose any Confidential Information (provided that in such case the Executive shall (A) provide the Company with prior notice of the contemplated disclosure, (B) cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information, and (C) disclose only that Confidential Information which Executive is legally required to disclose).

(e)	Non-Solicitation. During Executive’s employment and for a period of twelve (12) months thereafter, Executive agrees not to directly or indirectly engage in the following prohibited conduct:

(i)	Solicit, offer products or services to, or accept orders for, any Competitive Products or otherwise transact any competitive business on behalf of any Competitor;

(ii)
Attempt on behalf of any Competitor to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company (or any Affiliate thereof), specifically including customers, vendors, independent contractors and other third-party entities;

(iii)
Except in the course of the Executive’s employment and for the benefit of the Company, disclose to any person or entity the identities, contacts or preferences of any customers of the Company (or any Affiliate thereof), or the identity of any other persons or entities having business dealings with the Company (or any Affiliate thereof);

(iv)
Induce any individual who has been employed by or had provided services to the Company (or any Affiliate thereof) within the six (6) month period immediately preceding the effective date of Executive’s separation to terminate such relationship with the Company (or any Affiliate thereof);

(v)
Assist, coordinate or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company (or any Affiliate thereof) at any time within the six (6) month period immediately preceding such offer, or inquiry;

(vi)
Communicate or indicate in any way to any customer of the Company (or any Affiliate thereof), prior to formal separation from the Company, any interest, desire, plan, or decision to separate from the Company; other than by way of long term retirement plans; or

(vii)
Otherwise attempt on behalf of any Competitor to directly or indirectly interfere with the Company’s business, the business of any of the Companies or their relationship with their employees, consultants, independent contractors or customers.

(f)
Limited Non-Compete. For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Executive agrees during the Relevant Non‑Compete Period not to directly or indirectly engage in the following competitive activities:

(i)
Executive shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Executive provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company’s satisfaction that such relationship will not jeopardize the Company’s legitimate interests or otherwise violate the terms of this Agreement;

(ii)	Executive shall not engage in any research, development, production, sale or distribution of any Competitive Products on behalf of a Competitor;

(iii)	Executive shall not market, sell, or otherwise offer or provide any Competitive Products within any Geographic Territory on behalf of a Competitor; or

(iv)	Executive shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of the Company on behalf of a Competitor.

(g)
Non-Disparagement. Executive agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (i) the Company, (ii) its Executives, officers, directors or trustees or (iii) the services and/or products provided by the Company and its subsidiaries or affiliate entities. Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Executive, the Company agrees not to provide any information, and the senior officers shall not make any written or oral statement, that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Executive. The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Executive from providing truthful information in response to any court order, discovery request, subpoena or other lawful request, rebutting statements by others or making normal competitive-type statements.

(h)	Further Covenants.

(i)
The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(ii)
Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(i)
Acknowledged Need for Limited Restrictive Covenants. Executive acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and Executive relationships, and that Executive will benefit from these efforts. Further, Executive acknowledges the inevitable use of, or near-certain influence by Executive’s knowledge of, the Confidential Information disclosed to Executive during the course of employment if Executive is allowed to compete against the Company in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company. Accordingly, based on these legitimate business reasons, Executive acknowledges each of the Companies’ need to protect their legitimate business interests by reasonably restricting Executive’s ability to compete with the Company on a limited basis or solicit its employees or customers, in each case, as provided herein.

(j)	Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:

(i)	“Affiliate” includes any parent, subsidiary, joint venture, sister company, or other entity controlled, owned, managed or otherwise associated with the Company;

(ii)
“Assigned Customer Base” shall include all accounts or customers formally assigned to Executive within a given territory or geographical area or contacted by Executive at any time during the eighteen (18) month period preceding Executive’s date of separation;

(iii)
“Competitive Products” shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company;

(iv)
“Competitor” shall mean the list of companies on Exhibit B, which can be changed at any time prior to 90 days before termination of employment by or of Executive by written notice to Executive, so long as the list does not exceed fifteen (15) companies and each of which is a material competitor of the Company.

(v)
“Directly or indirectly” shall be construed such that the foregoing restrictions shall apply equally to Executive whether performed individually or as a partner, shareholder, officer, director, manager, Executive, salesperson, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

(vi)
“Geographic Territory” shall include any territory in which the Company has provided any services or sold any products at any time during the twenty-four (24) month period preceding Executive’s date of separation;

(vii)
“Relevant Non-Compete Period” shall include the period of Executive’s employment with the Company as well as a period of twelve (12) months after such employment is terminated, regardless of the reason for such termination provided.

(k)
Consent to Reasonableness. In light of the above-referenced concerns, including Executive’s knowledge of and access to the Companies’ Confidential Information, Executive acknowledges that the terms of such restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests and will not unreasonably interfere with Executive’s ability to obtain alternate employment. As such, Executive hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary. Executive acknowledges that this limited noncompetition provision is not an attempt to prevent Executive from obtaining other employment in violation of IC § 22-5-3-1 or any other similar statute. Executive further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the Parties stipulate shall not be deemed an attempt to prevent Executive from obtaining other employment.

(l)
Survival of Restrictive Covenants. Executive acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Executive’s employment for any reason. Executive further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Executive acknowledges that such obligations are independent and separate covenants undertaken by Executive for the benefit of the Company.

(m)
Post-Termination Notification. For the duration of Executive’s Relevant Non-Compete Period or other restrictive covenant period, whichever is longer, Executive agrees to promptly notify the Company no later than five (5) business days of Executive’s acceptance of any employment or consulting engagement. Such notice shall include sufficient information to ensure Executive compliance with Executive’s non-compete obligations and must include at a minimum the following information: (i) the name of the employer or entity for which Executive is providing any consulting services; (ii) a description of Executive’s intended duties; and (iii) the anticipated start date. Such information is required to ensure Executive’s compliance with Executive’s non-compete obligations as well as all other applicable restrictive covenants. Such notice shall be provided in writing to the Office of SVP, Corporate Secretary and Chief Legal Officer at 130 East Randolph Street, Suite 1000, Chicago, Illinois 60601. Failure to timely provide such notice shall be deemed a material breach of this Agreement and entitle the Company to return of any Severance paid to Executive plus attorneys’ fees. Executive further consents to the Company’s notification to any new employer of Executive’s rights and obligations under this Agreement.

(n)
Scope of Restrictions. If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(o)
Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction. In addition, if Executive violates any such restrictive covenant, Executive agrees that the period of such violation shall be added to the term of the restriction. In determining the period of any violation, the Parties stipulate that in any calendar month in which Executive engages in any activity in violation of such provisions, Executive shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision. Executive acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Executive further agrees that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any attempt to enforce the terms of this Agreement if the Company prevails.

(p)
Publicly Traded Stock. The Parties agree that nothing contained in this Agreement shall be construed to prohibit Executive from investing Executive’s personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Executive in the operation or the affairs of the business or otherwise violate the Company’s code of ethics.

14.
Notice of Claim and Contractual Limitations Period. Executive acknowledges the Company’s need for prompt notice, investigation, and resolution of any claims that may be filed against it due to the number of relationships it has with employees and others (and due to the turnover among such individuals with knowledge relevant to any underlying claim). Accordingly, Executive agrees prior to initiating any litigation of any type (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, within one hundred and eighty (180) days after the claim accrued, by sending a certified letter addressed to the Company’s General Counsel setting forth: (a) claimant’s name, address, and phone; (b) the name of any attorney representing Executive; (c) the nature of the claim; (d) the date the claim arose; and (e) the relief requested. This provision is in addition to any other notice and exhaustion requirements that might apply. For any dispute or claim of any type against the Company (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim), Executive must commence legal action within the shorter of one (1) year of accrual of the cause of action or such shorter period that may be specified by law.

15.
Non-Jury Trials. Notwithstanding any right to a jury trial for any claims, Executive waives any such right to a jury trial, and agrees that any claim of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

16.
Choice of Forum. Executive acknowledges that the Company is primarily based in Indiana, and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Illinois. Accordingly, the Parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Cook County, Illinois, or, if a federal court, the Northern District of Illinois. Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in such state where the Executive is subject to personal jurisdiction. Accordingly, for purposes of enforcement of this Agreement, Executive specifically consents to personal jurisdiction in the State of Illinois.

17.
Choice of Law. This Agreement shall be deemed to have been made within the County of Cook, State of Illinois and shall be interpreted and construed in accordance with the laws of the State of Illinois. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Illinois without regard to any applicable state’s choice of law provisions.

18.	Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

19.
Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

20.
Assignment-Notices. The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but Executive’s personal representative shall be bound by all its terms and conditions. Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Executive or to the Company at its principal office with a copy mailed to the Office of the General Counsel.

21.
Amendments and Modifications. Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Executive unless in writing and signed by both Parties. The waiver by the Company or Executive of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

22.
Outside Representations. Executive represents and acknowledges that in signing this Agreement Executive does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

23.	Other Remedies. The Executive agrees to execute and be bound by the terms and conditions of the Company’s Limited Recapture Agreement, and any applicable laws, rules and regulations.

24.
Voluntary and Knowing Execution. Executive acknowledges that Executive has been offered a reasonable amount of time within which to consider and review this Agreement; that Executive has carefully read and fully understands all of the provisions of this Agreement; and that Executive has entered into this Agreement knowingly and voluntarily, with the assistance of counsel.

25.
Liability Insurance. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and non-independent directors.

26.	Tax Matters.

(a)
Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)
Code Section 409A Notification. Executive acknowledges that Executive has been advised of the American Jobs Creation Act of 2004, which includes Internal Revenue Code Section 409A, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and which also significantly changed the taxation of nonqualified deferred compensation plans and arrangements.

(i)
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” and with regard to which an exemption from such section does not apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 26(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year, and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv)
For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of a Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(v)	Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Parties shall be independently responsible for assessing their own risks and liabilities under Code Section 409A that may be associated with any payment made under the terms of this Agreement or any other arrangement which may be deemed to trigger Code Section 409A. Further, the Parties agree that each shall independently bear responsibility for any and all taxes, penalties or other tax obligations as may be imposed upon them in their individual capacity as a matter of law.

27.
Entire Agreement. This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement. Nothing in this Agreement, however, shall affect any separately‑executed written agreement addressing any other issues. For the avoidance of doubt, if the Executive receives any severance compensation pursuant to a change in control agreement or any other severance plan or program, such agreement’s terms regarding severance compensation will control and will be in place of any severance payments as may be provided under Paragraph 10(d) of this Agreement.

28.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE	HILL-ROM HOLDINGS, INC.
Signed: __________________________ Name: Paul Johnson Dated: ___________________________	By: _____________________________ Title: Chief Human Resources Officer Dated: ___________________________

CAUTION: READ BEFORE SIGNING

Exhibit A
SAMPLE SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between ______________ (“Executive”) and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”).
WHEREAS, Executive’s amended and restated employment agreement with the Company, dated _____________, 2018 ([as amended from time to time], the “Employment Agreement”), provides for certain post-termination payments and benefits to Executive pursuant to Paragraph 10(d) (the “Severance Benefits”), subject to Executive executing and not revoking a release of claims against the Company.
NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in the Employment Agreement and this Agreement, and in consideration for the Severance Benefits, and for other good and valuable consideration, the sufficiency of which is hereby recognized by the Company and Executive (collectively referred to as the “Parties”) agree as follows:

1.
Executive’s active employment by the Company shall terminate effective ____________, 20__ (the “Effective Termination Date”). Except as specifically provided by this Agreement, or in any other non-employment agreement that may exist between the Company and Executive, Executive agrees that the Company shall have no other obligations or liabilities to Executive following Executive’s Effective Termination Date and that Executive’s receipt of the Severance Benefits shall constitute a complete settlement, satisfaction and waiver of any and all claims Executive may have against the Company.

2.
Executive further submits, and the Company hereby accepts, Executive’s resignation as an Executive, officer and director, as of Executive’s Effective Termination Date for any position Executive may hold. The Parties agree that this resignation shall apply to all such positions Executive may hold with the Company or any parent thereof. Executive agrees to execute any documents needed to effectuate such resignation. Executive further agrees to take whatever steps are necessary to facilitate and ensure the smooth transition of Executive’s duties and responsibilities to others.

3.	The Company agrees to provide Executive Severance Benefits on the termination of Executive’s employment, as provided for in Paragraph 10(d) of Executive’s Employment Agreement.

4.
The Company further agrees to provide Executive with limited out-placement counseling with a company of its choice provided that Executive participates in such counseling immediately following termination of employment. Notwithstanding anything in this Paragraph 4 to the contrary, the out-placement counseling shall not be provided after the last day of the second calendar year following the calendar year in which termination of employment occurs.

5.
In exchange for the Severance Benefits, Executive on behalf of [himself/herself], [his/her] heirs, representatives, agents and assigns, [and anyone acting or claiming on [his/her] or their joint or several behalf,] hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (a) Hill-Rom Holdings, Inc., (b) its parent, subsidiary or affiliated entities, (c) in such capacity, all of their present or former directors, officers, employees, shareholders, trustees and agents, as well as, (d) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Agreement.

6.
Without limiting the generality of the foregoing release, it shall include: (a) all claims or potential claims arising under any federal, state or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN) or the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Illinois Human Rights Act, as amended, applicable state civil rights law(s), or applicable state employment law(s); (b) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (c) any claims alleged or which could have been alleged in any charge or complaint against the Company; (d) any claims relating to the conduct of any Executive, officer, director, agent or other representative of the Company; (e) any claims of discrimination, harassment or retaliation on any basis; (f) any claims arising from any legal restrictions on an employer’s right to separate its Executives; (g) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (h) all other causes of action sounding in contract, tort or other common law basis, including (i) the breach of any alleged oral or written contract, (ii) negligent or intentional misrepresentations, (iii) wrongful discharge, (iv) just cause dismissal, (v) defamation, (vi) interference with contract or business relationship or (vii) negligent or intentional infliction of emotional distress.

7.
Executive further agrees and covenants not to sue the Company or any entity or individual subject to this Agreement with respect to any claims, demands, liabilities or obligations released by this Agreement provided, however, that nothing contained in this Agreement shall:

a.
prevent Executive from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal state or local agency, or the United States Securities and Exchange Commission (“SEC”) Whistleblower unit or participating in investigations by those entities; or

b.
prevent employee from challenging, under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of Executive’s release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission.

8.
Notwithstanding Executive’s right to file an administrative charge with the EEOC, the SEC’s Whistleblower unit, or any other federal, state, or local agency, Executive agrees that with Executive’s release of claims in this Agreement, Executive has waived any right Executive may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by Executive in this Agreement. For example, Executive waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Further, with Executive’s release of claims in this Agreement, Executive specifically assigns to the Company Executive’s right to any recovery arising from any such proceeding.

9.
The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

10.
Insofar as this Agreement pertains to the release of Executive’s claims, if any, under the ADEA or other civil rights laws, the Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the OWBPA and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that:

a.	Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive has entered into this Agreement knowingly and voluntarily;

b.
The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which Executive would have otherwise been legally entitled absent the execution of this Agreement;

c.	Prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of Executive’s choice concerning its terms and conditions; and

d.	Executive has been offered at least twenty-one (21) days within which to review and consider this Agreement.

11.
[ADD THIS LANGUAGE IF THE EMPLOYEE IS IN CALIFORNIA] Executive specifically acknowledges that, as a condition of this Agreement, Executive expressly releases all rights and claims that Executive knows about as well as those Executive may not know about. Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

a.
“A general release does not extend to claims which the creditor does not know or suspect to exist in Executive’s favor at the time of executing the release which if known, must have materially affected Executive’s settlement with the debtor.”

b.
Notwithstanding the provision by Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company as set forth above, Executive expressly acknowledges that this Agreement is intended to include and does in its effect, without limitation, include all claims which Executive does not know or suspect to exist in Executive’s favor at the time of signing this Agreement and that this Agreement expressly contemplates the extinguishment of all such claims.

12.
The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after Executive has signed this Agreement, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety.

13.
Executive affirms that, as of the date of execution of this Agreement, Executive has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or the releasees described in Paragraph 5 herein.

14.
The provisions of Paragraphs 13 (Restrictive Covenants); 15 (Non-Jury Trials); 16 (Choice of Forum); 17 (Choice of Law); and 26 (Tax Matters) of the Employment Agreement are hereby expressly incorporated by reference.

15.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after Executive signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Executive may have under any Company sponsored deferred compensation program, equity award agreement, and/or retirement plan provided by the Company as of the date of Executive’s termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

16.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Executive’s rights with respect to any vested benefits, any rights Executive has to benefits which cannot be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Executive may have under any indemnification agreement Executive has with the Company prior to the date hereof, any rights Executive has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

17.
[Option A] Executive acknowledges that Executive’s termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

[Option B] Executive represents and agrees that Executive has been provided relevant cohort information based on the information available to the Company as of the date this Agreement was tendered to Executive. This information is attached hereto as Schedule A. The Parties acknowledge that simply providing such information does not mean and should not be interpreted to mean that the Company was obligated to comply with 29 C.F.R. § 1625.22(f).

18.
Executive hereby affirms and acknowledges Executive’s continued obligations to comply with the post-termination covenants contained in Executive’s Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions. Executive acknowledges that a copy of the Employment Agreement has been provided to Executive and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference. Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests. Executive hereby affirmatively waives any claim or defense to the contrary.

19.
Executive hereby consents and authorizes the Company to deduct as an offset from the Severance Benefits, so long as the deduction is not taken from nonqualified deferred compensation under the definition of Code Section 409A, the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Executive’s behalf (e.g., payment of any outstanding credit card).

20.
Executive agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Executive’s knowledge or former area of responsibility. Executive agrees to immediately notify the Company, through the Office of the General Counsel, in the event Executive is contacted by any outside attorney (including paralegals or other affiliated parties) with regard to matters related to Executive’s employment with the Company unless (i) the Company is represented by the attorney, (ii) Executive is represented by the attorney for the purpose of protecting Executive’s personal interests or (iii) the Company has been advised of and has approved such contact. Executive agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony. The Company agrees to reimburse Executive for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

21.
EXECUTIVE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that Executive shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than Executive’s spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Executive obtains their agreement to be bound by the same. The Company agrees that Executive may respond to legitimate inquiries regarding the termination of Executive’s employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a confidential release agreement that prohibits Executive from further discussing the specifics of Executive’s separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in Executive’s Employment Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

22.
In the event that Executive breaches or threatens to breach any provision of this Agreement or the Employment Agreement, Executive agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing release provisions of this Agreement, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

23.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Executive shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief. In the event Executive is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

24.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Executive’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Executive, both Parties having expressly denied any such liability or wrongdoing.

25.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

26.	Executive hereby represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

27.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

28.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois without regard to any applicable state’s choice of law provisions.

29.
Executive represents and acknowledges that in signing this Agreement Executive does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s Executives, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

30.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in an Executive’s Employment Agreement, any obligations contained in an existing and valid indemnity agreement of change in control or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

31.	This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
PLEASE READ CAREFULLY. THIS RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

[EXECUTIVE]	COMPANY NAME
Signed: _________________________ Printed: _________________________ Dated: __________________________	By: ____________________________ Title: ___________________________ Dated: __________________________

Exhibit B

LIST OF COMPETITORS

Getinge Group, Arjo Huntleigh (Getinge Spin-Off), Heine Optotechnik, Linet, Midmark, Mindray, Mizhuo/OSI, Omron Healthcare, Paramount Bed Company, Ltd., Riester, Schiller, Skytron, Steris Corporation, Stryker Corporation, Vocera, including, for the avoidance of doubt and in each case, parents, subsidiaries and affiliates.